Exhibit 99.1

PRESS RELEASE | August 17, 2023 | NASDAQ: PLL

PIEDMONT LITHIUM PLANS DEVELOPMENT FUNDING FOR EWOYAA

Company exercises option to acquire 22.5% stake in Atlantic Lithium’s flagship project

•	Piedmont making staged investments to earn 50% of Atlantic Lithium’s Ghanaian portfolio
•	Support for Ewoyaa Lithium Project reflects Piedmont’s confidence in development of Ghana assets
•	Ewoyaa development furthers Piedmont’s strategy to secure feedstock for planned Tennessee conversion plant

BELMONT, North Carolina, August 17, 2023 – Piedmont Lithium (“Piedmont” or the “Company”) (Nasdaq: PLL; ASX: PLL), a leading global producer of lithium resources critical to the U.S. electric vehicle supply chain, today announced the Company will increase its stake in Atlantic Lithium Limited’s (“Atlantic Lithium”) (AIM: ALL, ASX: A11) Ewoyaa Lithium Project (“Ewoyaa” or the “Project”) as part of a staged investment agreement to earn a 50% equity interest in Atlantic Lithium’s Ghanaian lithium portfolio.

Under the terms of the project agreement with Atlantic Lithium, Piedmont has exercised its option to acquire a 22.5% interest in Ewoyaa, having funded the completion of the Project’s definitive feasibility study (“DFS”). Piedmont also plans to provide a further $70 million toward Ewoyaa development capital to acquire an additional 27.5% interest in the Project. Piedmont expects to share the remaining Project capital costs equally with Atlantic Lithium for a total Piedmont commitment of approximately $128 million toward the total estimated $185 million Project capital costs.

The Company’s additional funding remains subject to the receipt of final government and regulatory approvals for the Project. Piedmont expects to be able to fund its contributions toward Project development through proceeds from the sale of lithium concentrate from its offtake agreement with North American Lithium.

The Company is entitled to purchase 50% of lithium concentrate production at Ewoyaa on a market-based pricing mechanism for the life of the mine. This offtake is being planned as feedstock for the Company’s proposed, 30,000-metric-ton-per-year lithium hydroxide conversion facility in Tennessee.

Piedmont President and CEO Keith Phillips said the funding to support Ewoyaa furthers the Company’s strategy to supply crucial lithium resources to U.S. electric vehicle and battery manufacturers. “We are pleased to help advance the progression of Ewoyaa as a key part of Piedmont Lithium’s global portfolio and the expected feedstock for our planned lithium hydroxide conversion facility in Tennessee,” said Phillips. “Our partners at Atlantic Lithium have made tremendous progress with positive Project economics recently published in a definitive feasibility study and minerals lease discussions that are progressing with Ghana’s Minerals Commission. We look forward to continuing our work with Atlantic Lithium to support the Project toward first production, currently targeted for 2025.”

For further information, contact:

Erin Sanders	Christian Healy/Jeff Siegel
SVP, Corporate Communications &	Media Inquiries
Investor Relations	E: Christian@dlpr.com
T: +1 704 575 2549	E: Jeff@dlpr.com
E: esanders@piedmontlithium.com

About Piedmont Lithium
Piedmont Lithium (Nasdaq: PLL; ASX: PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium and Tennessee Lithium projects in the United States and partnerships in Quebec with Sayona Mining (ASX: SYA) and in Ghana with Atlantic Lithium (AIM: ALL; ASX: A11). These geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage. For more information, follow us on Twitter @PiedmontLithium and visit www.piedmontlithium.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development construction and production activities of Sayona Mining, Atlantic Lithium and Piedmont; current plans for Piedmont’s mineral and chemical processing projects; Piedmont’s potential acquisition of an ownership interest in Ewoyaa; and strategy. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont, Sayona Mining or Atlantic Lithium may be unable to commercially extract mineral deposits, (ii) that Piedmont’s, Sayona Mining’s or Atlantic Lithium’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing and operating mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting, zoning and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data and projections related to Sayona Mining or Atlantic Lithium, (xii) occurrences and outcomes of claims, litigation and regulatory actions, investigations and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections and estimates are given only as of the date of this press release and actual events, results, performance and achievements could vary significantly from the forward-looking statements, projections and estimates presented in this press release. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.